EXECUTION COPY

CAPITAL CONTRIBUTION COMMITMENT AGREEMENT

THIS CAPITAL CONTRIBUTION COMMITMENT AGREEMENT (“Agreement”) is made as of the 30th day of August 2010, by and among Lightstone Value Plus REIT, L.P.(the “Committed Party”), Pro-DFJV Holdings LLC, a Delaware limited liability company (“Pro-DFJV”), Marco LP Units, LLC, a Delaware limited liability company, its successors and assigns, having an address at 225 West Washington Street, Indianapolis, Indiana 46204 (“New Company”), and Simon Property Group, L.P., a Delaware limited partnership, its successors and assigns, having an address at 225 West Washington Street, Indianapolis, Indiana 46204 (“SPGLP”).

WITNESSETH:

WHEREAS, the Committed Party is an indirect owner of an interest in SPGLP; and

WHEREAS, SPGLP has obtained, or may in the future obtain, unsecured term indebtedness that is nonrecourse with respect to its limited partners and the REIT (as defined below), excluding any revolving credit facility obtained by SPGLP from time-to-time (each a “Loan” and collectively, the “Loans”) from one or more financial institutions (each a “Lender” and collectively, the “Lenders”); and

WHEREAS, Simon Property Group, Inc. (the “REIT”) is the sole general partner of SPGLP; and

WHEREAS, the Loans are or will be evidenced by one or more promissory notes (collectively, the “Notes”) and other loan documents (collectively, the “Loan Documents”); and

WHEREAS, the Committed Party has agreed to contribute capital to SPGLP (the “Committed Contribution”) in an amount set forth herein (the amount of such Committed Contribution, taken together with the maximum aggregate amount of all other similar capital contribution commitments of direct and indirect owners of SPGLP pursuant to agreements similar to this Agreement, the “Total Committed Capital”), all on the terms and conditions hereafter set forth;

WHEREAS, SPGLP would use the proceeds of the Committed Contribution to repay a portion of one or more of the Loans, if necessary; and

WHEREAS, the Committed Party expects to derive benefits, directly or indirectly, from the Loans.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Committed Party hereby covenants and agree with SPGLP, Pro-DFJV, and New Company as follows:

1.           Loan Documents.  The Committed Party acknowledges that it is familiar with (x) the Loans that are outstanding as of the date hereof and the Loan Documents evidencing such Loans, (y) the Limited Liability Company Operating Agreement of New Company (the “New Company Agreement”), and (z) the Eighth Amended and Restated Limited Partnership Agreement of SPGLP (the “SPGLP Agreement”).  On request of the Committed Party, SPGLP will provide to the Committed Party (i) copies of Loan Documents entered into, modified, or amended after the date hereof and all documents relating thereto or, at SPGLP’s option, a summary of all material provisions of the Loans and all such documents, and (ii) information as to the Total Committed Capital and the total amount of the Loans from time to time.  SPGLP shall promptly notify the Committed Party when SPGLP obtains new Loans or repays, modifies, or amends existing Loans.

2.           Intentionally Omitted.

3.           Capital Contribution Obligations.

(a)          The Committed Party hereby irrevocably and unconditionally agrees to contribute capital to SPGLP (the “Committed Contribution”) in an amount, up to a maximum amount set forth opposite its name on Exhibit A hereto (the “Maximum Amount”), equal to the Committed Party’s Proportionate Share of any Loan Recovery Shortfall Amount (such amount, with respect to the Committed Party, being adjusted as provided herein and, as so adjusted, being referred to herein as its “Capital Contribution Obligation”) at the time and manner as required hereunder.

(b)          The Committed Party shall be permitted to designate a new Maximum Amount at the following times: (i) on or before December 31, 2010, (ii) upon the fourth anniversary of the date hereof or, if later, the expiration of the Refinancing Guaranties (as defined in the Tax Matters Agreement dated as of the date hereof, by and among the parties hereto, the REIT, and Prime Outlets Acquisition Company LLC, a Delaware limited liability company (the “LVP Tax Matters Agreement”)) that are in effect on such anniversary and (iii) as of the first repayment in full or in part of the CMBS Debt (as defined in the Tax Matters Agreement), other than through regularly scheduled principal payments that are made prior to maturity.  SPGLP shall provide the Committed Party with written notice of any repayment described in clause (iii) of the preceding sentence at least ninety (90) days prior to such repayment.

(c)          For the purposes of this Agreement, (x) the term “Proportionate Share” shall mean the proportion that the Committed Party’s Committed Contributions bears to Total Committed Capital, (y) “Loan Recovery Shortfall Amount” shall mean the excess of (i)  Total Committed Capital (up to a maximum of the aggregate amount due under the Loans at the time that notice is given under Section 5 of this Agreement ), over (ii) all Remedy Proceeds, and (z) the term “Remedy Proceeds” shall mean the aggregate amount received by one or more Lenders with respect to Loans that are declared in default by the Lender, after the date of the declaration of default with respect to each such Loan, and/or realized by any Lender in any exercise of its remedies, whether under the applicable Loan Documents or otherwise in connection with any Loan that is declared in default by the Lender, and shall include all additional amounts any Lender would be entitled to receive if such Lender realized on all remedies available to it, whether by agreement or under law.  For avoidance of doubt, (i) the amount of the Committed Party’s Capital Contribution Obligation shall be reduced, dollar-for-dollar, by the product of (a) the Committed Party’s Proportionate Share and (b) all Remedy Proceeds and, for this purpose, all Remedy Proceeds shall be applied, based on their Proportionate Shares, solely against the Capital Contribution Obligations of the Committed Party and all other similar capital contribution obligations of direct and indirect owners of SPGLP pursuant to agreements similar to this Agreement until the aggregate amount thereof has been reduced to zero and (ii) SPGLP shall exhaust all other remedies available to it for the repayment of any Loan that is declared in default by the Lender prior to enforcing the obligations of the Committed Party under this Agreement.  Notwithstanding anything to the contrary in this Agreement, if at any time the Total Committed Capital exceeds 30% of the aggregate principal amount of the Loans, then the Committed Contribution of the Committed Party shall be reduced dollar for dollar by the amount that is the product of the Committed Party’s Proportionate Share and the dollar amount of such excess.

4.           Commitment Absolute.  This Agreement is an absolute, unconditional, present and continuing obligation of the Committed Party to make its Committed Contribution.  No setoff, counterclaim, reduction or diminution of an obligation, except as set forth in Section 3 of this Agreement, or any defense of any kind or nature (other than (a) performance by the Committed Party of the Capital Contribution Obligations, (b) payment in full of the unpaid principal balance of the Loans or, if less, the Loan Recovery Shortfall Amount, (c) existence of Remedy Proceeds equal to or greater than the Loan Recovery Shortfall Amount or (d) violation by New Company or SPGLP of any of its agreements or obligations under this Agreement, including, without limitation, those set forth in Section 10(c) of this Agreement) which the Committed Party has or may have with respect to a claim under this Agreement shall be available hereunder to the Committed Party against New Company or SPGLP.

5.           Time, Method and Place of Payment.  All payments of Committed Contributions by the Committed Party under or by virtue of this Agreement shall be made to SPGLP in lawful money of the United States of America and in immediately available funds at  SPGLP’s offices specified in Section 16 of this Agreement, or at such other place or places as SPGLP may hereafter designate in writing.  Any payments hereunder to be made by the Committed Party will be due and payable within ten (10) business days after notice from New Company and SPGLP stating the amount of the Capital Contribution Obligations, as determined in accordance with the provisions of Section 3 of this Agreement, accompanied by support documentation adequate to substantiate the amount due.

6.           SPGLP Agreement and New Company Agreement; U.S. Federal Income Tax Treatment.  For purposes of the New Company Agreement and the SPGLP Agreement, and for U.S. federal income tax purposes, (a) the Committed Party shall be deemed to have made a contribution of capital to Pro-DFJV in an amount equal to the product of (1) its Committed Contribution and (2) the quotient of (A) Pro-DFJV’s Allocable Share (as defined in the LVP Tax Matters Agreement) over (B) the sum of the Allocable Shares of the Committed Party and Pro-DFJV (the amount of such contribution, the “Pro-DFJV Amount”), (b) Pro-DFJV shall be deemed to have contributed the Pro-DFJV Amount to New Company, (c) the Committed Party shall be deemed to have made a contribution of capital to New Company in an amount equal to the Committed Contribution minus the Pro-DFJV Amount, and (d) New Company shall be deemed to have immediately contributed the Committed Contribution to SPGLP.

7.           Waivers.  Except as expressly provided herein to the contrary, the Committed Party hereby waives notice of any liability to which this Agreement may apply, notice and proof of reliance by New Company or SPGLP upon this Agreement, presentment and demand for payment, notice of dishonor, protest and notice of protest of compliance with the terms and provisions of any of the Loan Documents, or of non-performance or non-observance thereof.

8.           Committed Party’s Consent Not Required.  Except as otherwise provided herein, so far as the Committed Party is concerned, SPGLP and the Lenders may agree at any time and from time to time, without the consent of, or notice to, the Committed Party, and, without impairing or releasing any of the Capital Contribution Obligations of the Committed Party, to:

(a)          change the manner, place or terms of, and/or change or extend the time of payment, or modify, renew or alter, any of the Loan Documents, or any liability incurred directly or indirectly in respect thereto, or waive any breach of, or any act, omission or default under, the Loan Documents, or consent to any of the foregoing, and this Agreement shall continue in full force and effect notwithstanding any such changes, extensions, modifications, renewals or alterations, and each reference in this Agreement to the Loan Documents shall include such change, extension, modification, renewal or alteration;

(b)          settle or compromise any claim pursuant to the Loan Documents, or any liability incurred directly or indirectly in respect thereof (except for liabilities of the Committed Party for Capital Commitments), or consent to any of the foregoing; and

(c)          apply any sums by whomsoever paid or howsoever realized to whatever obligations of SPGLP in respect of any Loan or the Loan Documents as are then outstanding, as SPGLP and the Lenders may deem appropriate, regardless of what Capital Contribution Obligations of the Committed Party then remain unsatisfied, the order and method of such application to be in SPGLP's and the Lenders’ discretion; provided, however, that SPGLP shall not take any action described in this Section 8, a principal purpose of which would be to cause the Committed Party to become obligated to make payments of Committed Contributions to SPGLP.

9.           No Impairment or Defense.  No invalidity, irregularity or unenforceability of all or any part of the Capital Commitment Obligations or of any of the Loan Documents (including, without limitation, by reason of any insolvency or bankruptcy of SPGLP or other primary obligor or guarantor of any Loan or any disaffirming of any such obligation by or on behalf of SPGLP or other primary obligor or guarantor), nor any delay on the part of any Lender in exercising any of its rights, powers or options under any of the Loan Documents or a partial or single exercise thereof, shall, except as otherwise provided in this Agreement, affect, impair or be a defense to this Agreement, and this Agreement shall be construed as a continuing, absolute and unconditional commitment without regard to the validity, regularity or enforceability of the Loan Documents or any other instrument or document with respect thereto at any time or from time to time held by Lenders.

10.         Certain Covenants of SPGLP.  At all times that the Committed Party holds a direct or indirect interest in SPGLP, SPGLP and New Company represent, covenant and agree as follows with the Committed Party:

(a)          In the absence of the obligations undertaken by the Committed Party hereunder, each of the Loans would be a “nonrecourse liability,” within the meaning of Treas. Reg. Sec. 1.752-1(a)(2) as in effect on the date hereof, and New Company and SPGLP shall take such action as may be necessary to cause such Loans to retain (and shall refrain from taking any action that would cause such Loans to lose) such status as long as the Committed Party has any Capital Contribution Obligation hereunder, unless SPGLP has made the offer to the Committed Party described in Section 10(c) below;

(b)          Taking into account the obligations under this Agreement, SPGLP and New Company shall take such action as may be necessary to cause the Loans to be treated (and shall refrain from taking any action that would cause such obligation to cease to be treated), for federal income tax purposes, as a “recourse liability,” as such term is used in Treas. Reg. Sec. 1.752-2 as in effect on the date hereof with respect to the Committed Party (including through its interest in Pro-DFJV), to the extent of the Committed Party’s Committed Capital;

(c)          In the event that (i) (A) SPGLP incurs additional indebtedness in excess of one billion dollars in the aggregate that is senior to any of the Loans or (B) any Loan is refinanced or repaid in accordance with its terms, and (ii) SPGLP offers any limited partner that has entered into a similar capital contribution agreement an opportunity to have the “economic risk of loss,” within the meaning of Treas. Reg. Sec. 1.752-1 and 1.752-2, with respect to any indebtedness of SPGLP which is senior to the Loans, SPGLP shall provide a similar and no less favorable opportunity to the Committed Party to replace all or a portion of its obligation under this Agreement.

(d)          SPGLP shall maintain Loans with a sufficient principal balance such that the Committed Party would be required to make a Committed Contribution equal to its Maximum Amount, as determined from time to time, in the event that the Lender receives no Remedy Proceeds, taking into account the limitations on Committed Contributions imposed by this Agreement and all similar capital contribution commitments of direct and indirect owners of SPGLP pursuant to agreements similar to this Agreement.

11.         Amendments; Governing Law.  This Agreement may not be waived, modified, cancelled, terminated or amended except by an agreement in writing signed by SPGLP, New Company, Pro-DFJV, and the Committed Party, so long as it has not ceased to be the Committed Party pursuant to Section 15 of this Agreement.  The respective rights and obligations of the Committed Party, Pro-DFJV, New Company, and SPGLP shall be governed by and construed in accordance with the laws of the State of Delaware.

12.         Successors and Assigns.  Subject to the remainder of this Section 12 and to Section 15, below, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except for the parties hereto and their respective successors and assigns, no other person shall be entitled to the benefits of this Agreement or to rely hereon and, in particular, the Lenders shall not be, and shall not be deemed to be, a third party beneficiary of this Agreement.  Upon the transfer of a portion or all of the Committed Party’s indirect interest in SPGLP, the successors, assigns, distributees and/or transferees of the Committed Party (the “Transferees”) may assume or otherwise undertake the Capital Contribution Obligation of the Committed Party, by entering into and delivering a substitute or replacement of this Agreement which shall contain substantially the same terms and provisions of this Agreement, in order to satisfy all or any portion of the obligations of the Committed Party.  If one or more, but not all, of the Transferees elect to assume or otherwise undertake the Capital Contribution Obligation of the Committed Party, then all those making such election shall be severally liable for the Committed Contribution, provided each such Transferee’s proportionate share shall be either: (a) that percentage which results from multiplying the Committed Party’s Committed Contribution by a fraction whose numerator is one (1) and whose denominator is the aggregate number of Transferees, or (b) such percentage as is agreed to by all of such Transferees.  Any Transferee that does not elect to assume or otherwise undertake the Capital Contribution Obligation of the Committed Party shall have no liability for the Committed Party’s Capital Contribution Obligation.

13.         Actions and Proceedings.  Any action or proceeding in connection with this Agreement may be brought in a court of record of the State of domicile of the party against whom the action or proceeding is brought or the United States District Court for such State of domicile, the parties hereby consenting to the jurisdiction thereof, and service of process may be made upon any party by mailing a copy of the summons and complaint to such party, by registered or certified mail, at its address to be used for the giving of notices under this Agreement.  In an action or proceeding relating to this Agreement, the parties mutually waive trial by jury.

14.         Severability.  If this Agreement would be held or determined to be void, invalid or unenforceable by reason of the amount of the Committed Party’s liability under this Agreement, then, notwithstanding any other provision of this Agreement to the contrary, the maximum amount of the liability of the Committed Party under this Agreement shall, without any further action by the Committed Party, Pro-DFJV, New Company, SPGLP any other person, be automatically limited and reduced to an amount which is valid and enforceable.

15.         Termination of Contribution Obligation.  In the event that:

(a)          the Committed Party ceases to own a direct or indirect interest in SPGLP;

(b)          upon request of the Committed Party, within six months of a substantial reorganization of SPGLP or the REIT for business or tax purposes, which reorganization results in a substantial increase in SPGLP debt; or

(c)          upon request of the Committed Party made at any time during the 60-day period following each successive six-year anniversary of the date of this Agreement,

then each party’s obligations hereunder shall terminate and be of no further force or effect and each shall execute such documents acknowledging the termination of the such party’s obligations hereunder as the other parties may reasonably request; except that, in the case of an event described in Section 15(a), (c) or (d) above, if, in the reasonable judgment of SPGLP, there is a significant possibility that within one year of such event the obligation of the Committed Party hereunder would be called upon by SPGLP to satisfy the Loans, then the Committed Party's obligations hereunder shall terminate and be of no further force or effect only with respect to Capital Contribution Obligations arising more than one year after the date of the event.

16.         Notices.  All notices or other communications hereunder to either party shall be in writing and shall be sent by (a) overnight courier service or United States Express Mail against receipt or (b) Certified Mail, Return Receipt Requested, postage prepaid.  Notices shall be deemed given one (1) business day after being sent if sent by overnight courier service or United States Express Mail or three (3) business days after being sent if sent by Certified Mail.  Notices to a party shall be sent to its or his address set forth below or to such other address as shall be stated in a notice similarly given:

If to SPGLP:

Simon Property Group, Inc
225 West Washington Street
Indianapolis, Indiana 46204
Attention:	James M. Barkley
Facsimile:	317-685-7377

With a copy (which copy shall not constitute notice) to:

Fried, Frank, Harris, Shriver and Jacobson LLP
One New York Plaza
New York, New York 10004
Tel: 212.859.8980
Attention:	Peter S. Golden
Alan S. Kaden
Facsimile:	212.859.4000

If to New Company:

Marco LP Units, LLC
225 West Washington Street
Indianapolis, Indiana 46204

With a copy (which copy shall not constitute notice) to:

If to the Committed Party or Pro-DFJV:

c/o The Lightstone Group
1985 Cedar Bridge Avenue
Lakewood, NJ  08701
Attention:	Donna Brandin
Facsimile:	732-612-1444

With a copy (which copy shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York  10019-6064
Attention:	Jeffrey D. Marell
Jeffrey B. Samuels
Facsimile:	212-757-3990

17.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Committed Party and Pro-DFJV have duly executed this Agreement as of the day and year first above written.

COMMITTED PARTY:

By:	Lightstone Value Plus REIT, L.P.
By: Lightstone Value Plus Real Estate Investment Trust, Inc., its General Partner

By:	/s/ Joseph E. Teichman
Name: Joseph E. Teichman
Title: Authorized Signatory

PRO-DFJV:

PRO-DFJV HOLDINGS LLC

By:	/s/ Joseph E. Teichman
Name: Joseph E. Teichman
Title: Authorized Signatory

Signature Page to Capital Commitment

IN WITNESS WHEREOF, SPGLP and New Company have duly executed this Agreement as of the day and year first above written.

SPGLP:

SIMON PROPERTY GROUP, L.P., a Delaware limited partnership

By:	SIMON PROPERTY GROUP, INC., a Delaware corporation, its General Partner

By:	/s/ Stephen E. Sterrett
Print Name: Stephen E. Sterrett
Duly Authorized Executive Vice President and Chief Financial Officer

NEW COMPANY:

MARCO LP UNITS, LLC

By:	/s/ Stephen E. Sterrett
Print Name: Stephen E. Sterrett
Duly Authorized Executive Vice President and Chief Financial Officer

Signature Page to Capital Commitment

Exhibit A to Capital Contribution Commitment Agreement

Committed Party	Committed Contribution

Lightstone Value Plus REIT, L.P.	$100,000,000.00

A-1